Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 720-772-0877
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

Vista Outdoor Reports Third Quarter FY24 Financial Results
•Sale of The Kinetic Group1 For $1.91 Billion is On Track and Expected to Create Meaningful Value

•Revelyst1 GEAR Up Transformation Program is Well Underway; Expect to Drive $100 Million of Run-Rate Cost Savings in FY27, Program Provides a Clear Path to Double Standalone Adjusted EBITDA In FY252

•Q3 Total Sales of $682 Million In Line With Expectations; Revelyst Sales of $317 Million; The Kinetic Group Sales of $365 Million

•Q3 Net Income and Adjusted EBITDA of $(148) Million and $94 Million, Respectively; Net Income and Adjusted EBITDA Margins of (21.7)% and 13.7%, Respectively; Q3 Net Income Included a Non-Cash Impairment of Goodwill and Intangible Assets of $219 Million

•Balance Sheet Improving With Strong Inventory Reduction; Capital Allocation Focused on Debt Paydown Until Stockholder Vote; Total Debt in Q3 Decreased Sequentially to $835 Million With a Net Debt Leverage Ratio of 1.7x

•Reaffirm FY24 Guidance for Sales of $2.725 Billion to $2.825 Billion and Adjusted EBITDA Margins in the Range of 15.50% to 16.25%

ANOKA, Minn., January 31, 2024 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 41 renowned brands that design, manufacture and market sporting and outdoor lifestyle products to consumers around the globe, today reported financial results for the third quarter of Fiscal Year 2024 (FY24), which ended on December 24, 2023.
“Over the last few months, Revelyst’s culture of innovation drove exciting new product introductions at the brand level, secured incremental revenue opportunities for the segment and led to the successful launch of our Revelyst Lyst, which brought products directly to consumers at the enterprise level,” said Eric Nyman, CEO of Revelyst and co-CEO of Vista Outdoor. “I’m also proud to say we are on track and making progress with GEAR Up, our transformation program designed to simplify our business model, deliver increased efficiency in the form of new run-rate profitability improvements and drive organic growth through innovation. This initiative is helping us to shape a culture of innovation and collaboration while also strengthening our operating model.”

“We have continued to see the market sustain a user base above pre-pandemic levels,” said Jason Vanderbrink, CEO of The Kinetic Group and co-CEO of Vista Outdoor. “From NICS being more than one million for another consecutive month, to improved retail sales data, great recognition from industry media on our new product innovation and the U.S. Navy contracts
1The Kinetic Group was formerly the Sporting Products segment of Vista Outdoor and Revelyst was formerly the Outdoor Products segment of Vista Outdoor
2Vista Outdoor has not reconciled adjusted EBITDA guidance and adjusted EBITDA margin guidance (on a segment or consolidated basis) to GAAP net income guidance and GAAP net income margin guidance, respectively, because Vista Outdoor does not provide guidance for net income, which is the most directly comparable financial measure calculated in accordance with GAAP with respect to adjusted EBITDA and a reconciling item between GAAP net income margin and non-GAAP EBITDA margin. Accordingly, reconciliations to net income and net income margin are not available without unreasonable effort. See page 3 of this press release for more information.

we were awarded that are a great source of pride for our employees, I have full confidence our business will perform at the highest level.”

Consolidated results for the three months ended December 24, 2023 versus the three months ended December 25, 2022:
•Sales decreased $73 million to $682 million, down 10 percent driven by lower shipments across nearly all categories as channel inventory has normalized and lower pricing at The Kinetic Group and increased discounting, lower volume, and unfavorable mix due to continued short-term consumer pressures at Revelyst.
•Gross profit decreased 15 percent to $203 million and gross profit margin decreased 190 basis points to 29.7 percent primarily due to decreased volume, increased input costs due to inflation, and lower price at The Kinetic Group and increased discounting, lower volume, and unfavorable mix, partially offset by favorable foreign exchange rates at Revelyst.
•Operating expenses were $383 million, up 169 percent, primarily caused by increased goodwill and intangible impairment expense, planned separation costs, non-cash expense related to the change in the estimated fair value of the contingent consideration recognized in the prior year, partially offset by reduced inventory step-up expense and decreased selling costs at The Kinetic Group.
•Operating income decreased 286 percent to $(180) million. Operating income margins decreased 3,920 basis points to (26.4) percent. Adjusted operating income was $69 million, down 37 percent. Adjusted operating income margin decreased 443 basis points to 10.0%.
•Net income decreased 327 percent to $(148) million. Net income margin decreased 3,035 basis points to (21.7) percent.
•Adjusted EBITDA decreased 30 percent to $94 million. Adjusted EBITDA margins decreased 405 basis points to 13.7 percent.
•Diluted Earnings per Share (EPS) was $(2.55), down 326 percent, compared with $1.13. Adjusted EPS was $0.80, down 37 percent, compared with $1.27.
•Year to date cash provided by operating activities was $240 million, compared with $308 million. Year to date adjusted free cash flow was $270 million, compared with $315 million.
Segment results for the three months ended December 24, 2023 versus the three months ended December 25, 2022:
The Kinetic Group
•Sales decreased 9 percent to $365 million driven primarily by lower shipments across nearly all categories as channel inventory has normalized and lower pricing, partially offset by increased shipments in rifle and primer categories.
•Gross profit decreased 17 percent to $118 million primarily caused by decreased volume, increased input costs due to inflation, and lower price. Gross margin decreased 287 basis points to 32.4 percent.
•Operating income decreased 19 percent to $95 million primarily driven by lower gross profit, partially offset by decreased selling costs. Operating income margin decreased 325 basis points to 26.1 percent.
•Adjusted EBITDA decreased 18 percent to $102 million. Adjusted EBITDA margins decreased 301 basis points to 27.9 percent.
Revelyst
•Sales decreased 10 percent to $317 million driven primarily by increased discounting, lower volume, and unfavorable mix as consumers are pressured by high interest rates and other short-term factors affecting their purchases of consumer durable goods.
•Gross profit decreased 17 percent to $85 million primarily caused by increased discounting, lower volume, and unfavorable mix, partially offset by favorable foreign exchange rates. Gross margin decreased 228 basis points to 26.7 percent.
•Operating income decreased 121 percent to $(3) million primarily driven by decreased gross profit. Operating income margin decreased 471 basis points to (0.9) percent.

•Adjusted EBITDA decreased 53 percent to $15 million. Adjusted EBITDA margins decreased 416 basis points to 4.6 percent.

“Sales in the third quarter of Fiscal Year 2024 were in line with our expectations, EBITDA was better than we had expected and our balance sheet improved in the period as inventory decreased more than 15% year-over-year," said Andy Keegan, CFO of Vista Outdoor. "Year-to-date cash flow provided by operating activities was $240 million and year-to-date adjusted free cash flow was $270 million. Total debt at the end of the period decreased $110 million sequentially to $835 million and net debt decreased $127 million sequentially to $778 million as inventories have improved by 5 percent sequentially. Our net debt leverage ratio is now at 1.7x. Looking ahead, we are reaffirming Fiscal Year 2024 guidance. On The Kinetic Group side, we are pleased to report the transaction process is progressing well and on track. And on the Revelyst side, we remain enthusiastic as we expect to return to growth in our fiscal fourth quarter and see positive impacts from the GEAR Up transformation program that is well underway, which we expect to drive $100 million in run-rate cost savings in FY2027 and see a clear path to doubling standalone Adjusted EBITDA in FY2025."

Outlook for Fiscal Year 2024
Vista Outdoor has not reconciled adjusted EBITDA margin guidance to GAAP net income margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net income margin and non-GAAP adjusted EBITDA margin. Accordingly, a reconciliation to net income margin is not available without unreasonable effort. Vista Outdoor has not reconciled adjusted effective tax rate guidance to GAAP effective tax rate guidance because Vista Outdoor does not provide guidance for income (loss) before income taxes, which is a reconciling item between GAAP effective tax rate and non-GAAP adjusted effective tax rate. Accordingly, a reconciliation to effective tax rate is not available without unreasonable effort. Reconciliations of adjusted EPS guidance to EPS guidance and adjusted free cash flow guidance to cash provided by operating activities guidance are available on page seven of this press release.
The Company expects:
•Sales in the range of $2.725 billion to $2.825 billion
•The Kinetic Group sales expected to be approximately $1.450 billion to $1.500 billion
•Revelyst sales expected to be approximately $1.275 billion to $1.325 billion
•Adjusted EBITDA margin in the range of 15.50 percent to 16.25 percent
•The Kinetic Group EBITDA margin range of 26.50 percent to 27.50 percent
•Revelyst EBITDA margin range of 7.75 percent to 8.25 percent
•Earnings per share in the range of $0.00 to $0.40. Adjusted Earnings per share in the range of $3.65 to $4.05
•Cash provided by operating activities between $256 million to $308 million; adjusted free cash flow in the range of $265 million to $315 million
•Effective tax rate of approximately (63.0) percent and an adjusted effective tax rate of approximately 19.5 percent
•Interest expense in the range of $55 million to $65 million
•Capital expenditures as a percent of sales of approximately 1.50 percent

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its business operations, third quarter FY24 financial results, and provide an update on its business outlook on February 1, 2024, at 9 a.m. ET. The conference call will be accessible through a live webcast. Interested investors and other individuals can access the webcast and view and/or download the press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until March 2, 2024. The telephone number is (866) 813-9403, and the access code is 838410.

Non-GAAP Financial Measures
Non-GAAP financial measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted operating income margin, adjusted EPS, adjusted free cash flow, adjusted effective tax rate, net debt and net debt leverage ratio as included in this press release are supplemental measures that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures should be considered in addition to, and not as substitutes for, GAAP measures. Please see the tables below for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.
Beginning with the second quarter of fiscal year 2024, we modified our presentation of non-GAAP results and no longer exclude from adjusted results expenses related to retention payments in connection with our acquisitions. These specified expenses that were previously excluded from adjusted results under the line items of transition costs and post-acquisition compensation are included in “operating expenses” in our as reported results. The Company made these changes to its presentation of non-GAAP financial measures following comments from, and discussions with, staff members of the U.S. Securities and Exchange Commission (the “SEC”). Prior period adjusted results have been revised for comparability. Revised adjusted EPS includes the negative impact of this change of approximately $0.03 for the period ending December 25, 2022. The revised presentation of the reconciliation to previously reported adjusted EPS, and the revised reconciliation to adjusted results for the three months ended December 25, 2022, is reported below.

Reconciliation of previously reported adjusted EPS

Three months ended December 25, 2022
(Unaudited, dollars in thousands, except per share data)
Transition costs previously specified	$198
Post-acquisition compensation previously specified	2,126
Income tax impact	(270)
Decrease in as adjusted net income	$2,054

Decrease in adjusted EPS	$0.03
Adjusted EPS previously reported	1.30
Revised adjusted EPS	$1.27

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted taxes, adjusted net income and adjusted diluted earnings per share (EPS). Vista Outdoor defines these measures as gross profit, operating expenses, operating income, operating income margin, taxes, net income, and EPS, excluding, where applicable, the impact of costs incurred for transition costs, executive transition costs, planned separation costs, impairment of goodwill and intangibles, restructuring, contingent consideration, post-acquisition compensation, inventory step-up and transaction costs. We calculate “adjusted operating income margin” as adjusted operating income divided by net sales. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, operating income, taxes, net income, and EPS excluding these items, as such adjusted measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses such adjusted measures internally to assess business performance, and Vista Outdoor’s definitions thereof may differ from those used by other companies.

Three months ended December 24, 2023
(in thousands except per share amounts)	Sales, Net	Gross Profit	Operating Expenses	Operating Income	Operating Income Margin	Taxes	Tax Rate	Net Income	EPS (1)
As reported	$682,253	$202,851	$382,900	$(180,049)	(26.4)%	$46,995	24.1%	$(148,195)	$(2.55)
Transition costs	—	—	(1,255)	1,255		(301)		954
Executive transition costs	—	—	(250)	250		(60)		190
Planned separation costs	—	—	(23,741)	23,741		(5,698)		18,043
Impairment of goodwill and intangibles	—	—	(218,812)	218,812		(47,318)		171,494
Restructuring	—	—	(1,186)	1,186		(285)		901
Contingent consideration	—	—	(3,146)	3,146		—		3,146
Post-acquisition compensation	—	—	(160)	160		—		160
As adjusted	$682,253	$202,851	$134,350	$68,501	10.0%	$(6,667)	12.5%	$46,693	$0.80

(1) Potential common stock equivalents were excluded from the computation of as reported net loss per share, as their effect was antidilutive. As reported net loss per share is calculated based on 58,078 basic and diluted weighted average shares of common stock. Adjusted net income per share is calculated based on 58,378 diluted shares of common stock.

Three months ended December 25, 2022
(in thousands except per share amounts)	Sales, Net	Gross Profit	Operating Expenses	Operating Income	Operating Income Margin	Taxes	Tax Rate	Net Income	EPS (1)
As reported	$754,775	$238,806	$142,120	$96,686	12.8%	$(13,225)	(14.5)%	$65,147	$1.13
Inventory step-up	—	5,043	—	5,043		(1,261)		3,782
Transaction costs	—	—	(180)	180		(14)		166
Contingent consideration	—	—	4,977	(4,977)		(6)		(4,983)
Transition costs	—	—	(633)	633		(158)		475
Post-acquisition compensation	—	—	(1,404)	1,404		(266)		1,138
Planned separation costs	—	—	(10,247)	10,247		(2,562)		7,685
As adjusted	$754,775	$243,849	$134,633	$109,216	14.5%	$(17,492)	19.2%	$73,410	$1.27

(1) As reported net earnings per share and adjusted net earnings per share are both calculated based on 57,843 diluted weighted average shares of common stock.

During the three months ended December 24, 2023, we incurred costs that we feel are not indicative of ongoing operations as follows:
•transition costs for prior acquisitions to integrate into the Company such as professional fees and travel costs;
•executive transition costs for executive search fees and related costs for the transition of our CEO and General Counsel executives;
•costs associated with the planned separation of our Revelyst and The Kinetic Group reportable segments into two separate companies, including restructuring, severance, advisory and legal fees;
•impairment expense related to goodwill, and indefinite-lived and amortizing intangibles.
•restructuring costs related to a $50 million cost reduction and earnings improvement program, announced during our fourth fiscal quarter of 2023, which includes severance and asset impairments related to product line reassessments, office closures, and headcount reductions across our brands and corporate teams;
•change in the estimated fair value of the contingent consideration payable related to our QuietKat acquisition; and
•post-acquisition compensation expense related to the Stone Glacier acquisition.
As noted above, our reported tax benefit of $46,995 results in a tax rate of 24.1 percent and our adjusted tax expense of $(6,667) results in an adjusted tax rate of 12.5 percent.
During the three months ended December 25, 2022, we incurred costs and recognized income that we believe are not indicative of ongoing operations as follows:
•inventory step-up costs associated with our acquisitions, which is expensed over their inventory cycles;
•non-cash income for the change in the estimated fair value of the contingent consideration payable related to our QuietKat acquisition;
•transaction costs associated with possible and actual transactions, including advisory and legal fees;
•costs for prior acquisitions to integrate into the Company such as professional fees and travel costs;
•incurred post-acquisition compensation expense in connection with the Stone Glacier acquisition;
•costs associated with the planned separation of our Revelyst and The Kinetic Group reportable segments into two separate companies, including restructuring, severance, advisory and legal fees;
•post-acquisition compensation expense related to the Stone Glacier acquisition.; and
•non-cash income for the change in the estimated fair value of the contingent consideration payable related to our Fox and HEVI-Shot acquisition.
As noted above, our reported tax expense of $(13,225) results in a tax rate of 16.9 percent and our adjusted tax expense of $(17,492) results in an adjusted tax rate of 19.2 percent.
Free Cash Flow
Free cash flow is defined as cash provided by operating activities less capital expenditures. Vista Outdoor management believes that free cash flow provides investors with an important indication of the cash generated by our business for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow to assess overall liquidity. Vista Outdoor’s definition of free cash flow may differ from those used by other companies.

Adjusted free cash flow is defined as free cash flow eliminating the cash impact of the following items that are adjusted in our presentation of adjusted net income: transaction costs, transition costs, planned separation costs, post-acquisition compensation, restructuring, and executive transition costs. Vista Outdoor management believes that adjusted free cash flow enhances investors’ understanding of the liquidity of our ongoing operations. Adjusted free cash flow is also used by Vista Outdoor to assess employees’ performance and determine their annual incentive payments. Vista Outdoor’s definition of adjusted free cash flow may differ from those used by other companies. During the fourth quarter of fiscal year 2023, we modified our definition of adjusted free cash flow to no longer adjust for applicable tax amounts. Beginning with the second quarter of fiscal year 2024, we modified our presentation of non-GAAP results and no longer exclude from adjusted free cash flow, cash payments related to retention payments in connection with our acquisitions and planned separation. All periods presented have been adjusted for this modification.

		Nine months ended
(in thousands)	Three months ended December 24, 2023	December 24, 2023	December 25, 2022	Projected year ending March 31, 2024
Cash provided by operating activities	$132,729	$240,269	$307,516	$256,280–307,780
Capital expenditures	(5,993)	(19,418)	(25,157)	~(40,875-42,375)
Free cash flow	$126,736	$220,851	$282,359	$215,405-265,405
Transaction costs	—	—	9,175	—
Transition costs	4,034	10,699	1,257	10,699
Planned separation costs	20,192	27,226	21,790	27,226
Post acquisition compensation	84	250	—	250
Restructuring	2,997	7,278	—	7,278
Executive transition	668	4,142	—	4,142
Adjusted free cash flow	$154,711	$270,446	$314,581	$265,000–315,000

Current FY24 Full-Year Adjusted EPS Guidance Reconciliation
	Low	High
EPS guidance including transition costs, executive transition costs, planned separation costs, restructuring, and post-acquisition compensation	$—	$0.40
Transition costs	0.10	0.10
Executive transition costs	0.01	0.01
Contingent consideration	0.05	0.05
Impairment of goodwill and intangibles	2.94	2.94
Planned separation costs	0.45	0.45
Restructuring	0.08	0.08
Post-acquisition compensation	0.02	0.02
Adjusted EPS guidance	$3.65	$4.05

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is defined as net income before other income/(expense), interest, taxes, and depreciation and amortization, excluding the non-recurring and non-cash items referenced above. We calculate “Adjusted EBITDA margins” as Adjusted EBITDA divided by net sales. Vista Outdoor management believes adjusted EBITDA and adjusted EBITDA margin provide investors with an important perspective on the Company’s core profitability and help investors analyze underlying trends in the Company’s business and evaluate its performance on an absolute basis and relative to its peers. Adjusted EBITDA and adjusted EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net income and GAAP net income margin. Vista Outdoor’s definitions may differ from those used by other companies.
Segment Adjusted EBITDA Reconciliation

	Three months ended December 24, 2023
(in thousands)	The Kinetic Group	Revelyst	Total
Segment operating income (1)	$95,347	$(2,853)	$92,494
Depreciation and amortization	6,491	17,573	24,064
Segment adjusted EBITDA	$101,838	$14,720	$116,558
Segment adjusted EBITDA margin	27.9%	4.6%

	Three months ended December 25, 2022
(in thousands)	The Kinetic Group	Revelyst	Total
Segment operating income (1)	$117,935	$13,475	$131,410
Depreciation and amortization	6,171	17,598	23,769
Segment adjusted EBITDA	$124,106	$31,073	$155,179
Segment adjusted EBITDA margin	30.9%	8.8%

(1) We do not calculate GAAP net income at the segment level, but have provided segment operating income as a relevant measurement of profitability. Segment operating income does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to our consolidated net income in the segment income to consolidated net income reconciliation table included in this press release.
Consolidated Adjusted EBITDA Reconciliation

	Three months ended
(in thousands)	December 24, 2023	December 25, 2022
Net Income	$(148,195)	$65,147
Other income, net	(86)	(639)
Interest expense, net	15,227	18,953
Income tax (benefit) provision	(46,995)	13,225
Depreciation and amortization	25,001	24,791
Inventory step-up	—	5,043
Transaction costs	—	180
Transition costs	1,255	633
Impairment of goodwill and intangibles	218,812	—
Restructuring	1,186	—
Executive transition costs	250	—
Contingent consideration	3,146	(4,977)
Planned separation costs	23,741	10,247
Post-acquisition compensation	160	1,404
Adjusted EBITDA	$93,502	$134,007
Adjusted EBITDA Margin	13.7%	17.8%

Segment Income to Consolidated Net Income Reconciliation

	Three months ended
(in thousands)	December 24, 2023	December 25, 2022
Segment income	$92,494	$131,410
Corporate costs and expenses (1)	(272,543)	(34,724)
Operating income	$(180,049)	$96,686
Other income, net	86	639
Interest expense, net	(15,227)	(18,953)
Income tax benefit (provision)	46,995	(13,225)
Net Income	$(148,195)	$65,147

(1) Includes corporate overhead and certain non-recurring items as described in the schedules to this press release
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total debt less cash and cash equivalents. Net debt leverage ratio is defined as net debt as of the balance sheet date divided by adjusted EBITDA for the twelve months then ended. We believe that using net debt is useful to investors in determining our leverage ratio since we could choose to use cash and cash equivalents to retire debt. Vista Outdoor’s definitions may differ from those used by other companies.
Net Debt and Net Debt Leverage Ratio Reconciliation

(in thousands)	As of December 24, 2023
Total Debt Outstanding	$835,000
Less: Cash	(57,028)
Net Debt	$777,972

(in thousands)	Twelve months ended December 24, 2023
Net Income	$(340,008)
Other expense, net	885
Interest expense, net	68,208
Income tax provision	(33,586)
Depreciation and amortization	99,805
Transition costs	10,084
Executive transition costs	6,972
Post-acquisition compensation	(5,285)
Planned separation costs	38,497
Restructuring	19,067
Inventory step-up	1,449
Transaction costs	60
Impairment of goodwill and intangibles	593,167
Contingent consideration	(7,959)
Adjusted EBITDA	$451,356
Net debt leverage ratio	1.7

About Vista Outdoor Inc.
Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Our reporting segments, Revelyst and The Kinetic Group, provide consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. For news and information, visit our website at www.VistaOutdoor.com.

No Offer or Solicitation

This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the Transaction (as defined below) or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

These materials may be deemed to be solicitation material in respect of the transaction among Vista Outdoor Inc, Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (the “Transaction”). In connection with the Transaction, Revelyst, a subsidiary of Vista Outdoor, filed with the SEC on January 16, 2024 a registration statement on Form S-4 in connection with the proposed issuance of shares of common stock of Revelyst to Vista Outdoor stockholders pursuant to the Transaction, which Form S-4 includes a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING VISTA OUTDOOR’S PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. After the Registration Statement is declared effective, Vista Outdoor will mail the definitive proxy statement/prospectus to each Vista Outdoor stockholder entitled to vote at the meeting relating to the approval of the Transaction. Investors and stockholders may obtain the proxy statement/prospectus and any other documents free of charge through the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Vista Outdoor are available free of charge on Vista Outdoor’s website at www.vistaoutdoor.com.

Participants in Solicitation

Vista Outdoor, Revelyst, CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Vista Outdoor’s stockholders in respect of the Transaction. Information about Vista Outdoor’s directors and executive officers is set forth in Vista Outdoor’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on June 12, 2023 and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the Transaction, which may, in some cases, be different than those of Vista Outdoor’s stockholders generally, is also included in the proxy statement/prospectus relating to the Transaction.

Forward-Looking Statements

Some of the statements made and information contained in this press release, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the Transaction, including (i) the failure to receive, on a timely basis or otherwise, the required approval of the Transaction by Vista Outdoor’s stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the Transaction, including in circumstances which would require Vista Outdoor to pay a termination fee, (v) the effect of the announcement or pendency of the Transaction on Vista Outdoor’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally, (vi) risks related to the Transaction diverting management’s attention from Vista Outdoor’s ongoing business operations and (vii) that the Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the COVID-19 pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers. You are cautioned not to place undue reliance on any forward-looking statements we make, which are based only on information currently available to us and speak only as of the date hereof. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2023, in Part II, Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the third quarter of fiscal year 2024, and in the filings we make with the SEC from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Three months ended		Nine months ended
(Amounts in thousands except per share data)	December 24, 2023	December 25, 2022	December 24, 2023	December 25, 2022
Sales, net	$682,253	$754,775	$2,052,394	$2,339,065
Cost of sales	479,402	515,969	1,413,916	1,543,915
Gross profit	202,851	238,806	638,478	795,150
Operating expenses:
Research and development	12,267	12,382	36,550	31,433
Selling, general, and administrative	151,821	129,738	395,194	363,439
Impairment of goodwill and intangibles	218,812	—	218,812	—
Operating income (loss)	(180,049)	96,686	(12,078)	400,278
Other income (expense), net	86	639	(1,629)	1,380
Interest expense, net	(15,227)	(18,953)	(48,088)	(39,197)
Income (loss) before income taxes	(195,190)	78,372	(61,795)	362,461
Income tax benefit (provision)	46,995	(13,225)	16,122	(77,844)
Net income (loss)	$(148,195)	$65,147	$(45,673)	$284,617
Earnings (loss) per common share:
Basic	$(2.55)	$1.15	$(0.79)	$5.03
Diluted	$(2.55)	$1.13	$(0.79)	$4.91
Weighted-average number of common shares outstanding:
Basic	58,078	56,574	57,866	56,538
Diluted	58,078	57,843	57,866	58,022

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary)

	(unaudited)
(Amounts in thousands except share data)	December 24, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$57,028	$86,208
Net receivables	374,010	339,373
Net inventories	654,839	709,897
Income tax receivable	13,692	—
Other current assets	36,630	60,636
Total current assets	1,136,199	1,196,114
Net property, plant, and equipment	208,277	228,247
Operating lease assets	95,906	106,828
Goodwill	303,995	465,709
Net intangible assets	638,298	733,176
Deferred income tax assets	4,973	—
Deferred charges and other non-current assets, net	65,953	68,808
Total assets	$2,453,601	$2,798,882
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$65,000	$65,000
Accounts payable	126,507	136,556
Accrued compensation	46,438	60,719
Accrued income taxes	—	6,676
Federal excise, use, and other taxes	35,323	38,543
Other current liabilities	166,764	146,377
Total current liabilities	440,032	453,871
Long-term debt	763,986	984,658
Deferred income tax liabilities	—	40,749
Long-term operating lease liabilities	95,429	103,313
Accrued pension and postemployment benefits	23,990	25,114
Other long-term liabilities	47,259	59,384
Total liabilities	1,370,696	1,667,089

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 58,122,198 shares as of December 24, 2023 and 57,085,756 shares as of March 31, 2023	580	570
Additional paid-in capital	1,655,539	1,711,155
Accumulated deficit	(276,201)	(230,528)
Accumulated other comprehensive loss	(75,331)	(80,802)
Common stock in treasury, at cost — 5,842,241 shares held as of December 24, 2023 and 6,878,683 shares held as of March 31, 2023	(221,682)	(268,602)
Total stockholders' equity	1,082,905	1,131,793
Total liabilities and stockholders' equity	$2,453,601	$2,798,882

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	December 24, 2023	December 25, 2022
Operating Activities:
Net income (loss)	$(45,673)	$284,617
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	36,981	35,660
Amortization of intangible assets	37,826	31,431
Amortization of deferred financing costs	6,222	4,603
Impairment of goodwill and intangibles	218,812	—
Impairment of long-lived assets	2,845	—
Change in fair value of contingent consideration	3,146	(16,403)
Deferred income taxes	(47,139)	(6,165)
Gain on foreign exchange	(941)	(586)
Loss on disposal of property, plant, and equipment	387	699
Share-based compensation	7,917	19,590
Changes in assets and liabilities:
Net receivables	(33,761)	31,127
Net inventories	58,634	(45,568)
Accounts payable	(8,260)	(11,254)
Accrued compensation	(14,166)	(39,558)
Accrued income taxes	(22,683)	13,538
Federal excise, use, and other taxes	(3,214)	(4,643)
Pension and other postretirement benefits	1,090	1,600
Other assets and liabilities	42,246	8,828
Cash provided by operating activities	240,269	307,516
Investing Activities:
Capital expenditures	(19,418)	(25,157)
Acquisition of businesses, net of cash received	—	(761,497)
Proceeds from the disposition of property, plant, and equipment	137	43
Cash used in investing activities	(19,281)	(786,611)
Financing Activities:
Proceeds from credit facility	172,000	468,000
Repayments of credit facility	(257,000)	(223,000)
Proceeds from issuance of long-term debt	—	350,000
Debt issuance costs	(63)	(16,935)
Payments on long-term debt	(140,000)	(35,000)
Payments made for contingent consideration	(8,585)	—
Proceeds from exercise of stock options	127	205
Payment of employee taxes related to vested stock awards	(16,840)	(8,946)
Cash (used in) provided by financing activities	(250,361)	534,324
Effect of foreign exchange rate fluctuations on cash	193	(387)
Increase (decrease) in cash and cash equivalents	(29,180)	54,842
Cash and cash equivalents at beginning of period	86,208	22,584
Cash and cash equivalents at end of period	$57,028	$77,426